Exhibit 1.2

$550,000,000

NAVISTAR INTERNATIONAL CORPORATION

3.00% Senior Subordinated Convertible Notes due 2014

UNDERWRITING AGREEMENT

October 22, 2009

J.P. MORGAN SECURITIES INC.

CREDIT SUISSE SECURITIES (USA) LLC

As Representatives of the Several Underwriters,

c/o	J.P. Morgan Securities Inc.

383 Madison Avenue

New York, New York 10179

Dear Sirs:

1. Introductory. Navistar International Corporation, a Delaware corporation (the “Company”), agrees with the several Underwriters named in Schedule A hereto (“Underwriters”) subject to the terms and conditions stated herein, to issue and sell to the several Underwriters $550,000,000 principal amount (“Firm Securities”) of its 3.00% Senior Subordinated Convertible Notes due 2014 (“Securities”) and also agrees to issue and sell to the Underwriters, at the option of the Underwriters, an aggregate of not more than $75,000,000 additional principal amount (“Optional Securities”) of its Securities as set forth below, all to be issued under an indenture, to be dated as of October 28, 2009 (“Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee. The Firm Securities and the Optional Securities are herein collectively called the “Offered Securities”. The Offered Securities will be convertible into cash, shares of common stock, par value $0.10 per share, of the Company (“Common Stock”) or a combination of cash and shares of Common Stock.

In connection with the offering of the Offered Securities, the Company is entering into convertible note hedge and warrant transactions with one or more of the Underwriters or affiliates thereof (the “Hedge Counterparties”) pursuant to confirmation letters, dated the date hereof, to the form of the ISDA 2002 Master Agreement, and side letters with each of the Hedge Counterparties dated the date hereof (the “Hedge and Warrant Documentation”).

As more fully described in the General Disclosure Package (as defined below), concurrently with the offering of Offered Securities, the Company is offering $1,000,000,000 principal amount of its Senior Notes due 2021 Notes, the “Notes”) in a separate public offering. In connection with the issuance of Notes and concurrently with the closing of the Offered Securities, the Company will enter into a separate indenture (“Note Indenture”).

2. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the several Underwriters that:

(a) Filing and Effectiveness of Registration Statement; Certain Defined Terms. The Company has filed with the Commission a registration statement on Form S-3 (No. 333-162588), including a related prospectus or prospectuses, covering the registration of the Offered Securities under the Act, which has become effective. “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the Effective Time. For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

For purposes of this Agreement:

“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).

“430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.

“Act” means the Securities Act of 1933, as amended.

“Applicable Time” means 4:30 p.m. (Eastern time) on the date of this Agreement.

“Closing Date” has the meaning defined in Section 3 hereof.

“Commission” means the Securities and Exchange Commission.

“Effective Time” of the Registration Statement relating to the Offered Securities means the time of the first contract of sale for the Offered Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430B Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Act.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule B to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Act, the Exchange Act, the Trust Indenture Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the New York Stock Exchange (“Exchange Rules”).

“Significant Subsidiary” means any Subsidiary, or group of Subsidiaries, that would, taken together, be a “Significant Subsidiary” of the Company as defined in Article 1, Rule 1-02 of Regulation S-X promulgated under the Act.

“Statutory Prospectus” with reference to any particular time means the prospectus relating to the Offered Securities that is included in the Registration Statement immediately prior to that time, including all 430B Information and all 430C Information with respect to the Registration Statement. For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Underlying Shares” shall mean shares of Common Stock.

Unless otherwise specified, a reference to a “Rule” is to the indicated rule under the Act.

(b) Compliance with Securities Act Requirements. (i) (A) At the time the Registration Statement initially became effective, (B) at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether by post-effective amendment, incorporated report or form of prospectus), (C) at the Effective Time relating to the Offered Securities and (D) on the Closing Date, the Registration Statement conformed and will conform in all material respects to the requirements of the Act, the Trust Indenture Act and the Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) (A) on its date, (B) at the time of filing the Final Prospectus pursuant to Rule 424(b) and (C) on the Closing Date, the Final Prospectus will conform in all material respects to the requirements of the Act, the Trust Indenture Act and the Rules and Regulations, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.

(c) Automatic Shelf Registration Statement. i. Well-Known Seasoned Issuer Status. (A) At the time of initial filing of the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), and (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Offered Securities in reliance on the exemption of Rule 163, the Company was a “well known seasoned issuer” as defined in Rule 405, including not having been an “ineligible issuer” as defined in Rule 405.

(i) Effectiveness of Automatic Shelf Registration Statement. The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405, that initially became effective within three years of the date of the Underwriting Agreement. If immediately prior to the Renewal Deadline (as hereinafter defined), any of the Offered Securities remain unsold by the Underwriters, the Company will prior to the Renewal Deadline file, if it has not already done so and is eligible to do so, a new automatic shelf registration statement relating to the Offered Securities, in a form satisfactory to the Lead Underwriter (as defined in Section 3). If the Company is no longer eligible to file an automatic shelf registration statement, the Company will prior to the Renewal Deadline, if it has not already done so, file a new shelf registration statement relating to the Offered Securities, in a form satisfactory to the Lead Underwriter, and will use its reasonable best efforts to cause such registration statement to be declared effective within 180 days after the Renewal Deadline. The Company will take all other action necessary or appropriate to permit the public offering and sale of the Offered Securities to continue as contemplated in the expired registration statement relating to the Offered Securities. References herein to the Registration Statement shall include such new automatic shelf registration statement or such new shelf registration statement, as the case may be. “Renewal Deadline” means the third anniversary of the initial effective time of the Registration Statement.

(ii) Eligibility to Use Automatic Shelf Registration Form. The Company has not received from the Commission any notice pursuant to Rule 401(g)(2) objecting to use of the automatic shelf registration statement form. If at any time when Offered Securities remain unsold by the Underwriters the Company receives from the Commission a notice pursuant to Rule 401(g)(2) or otherwise ceases to be eligible to use the automatic shelf registration statement form, the Company will (i) promptly notify the Lead Underwriter, (ii) promptly file a new registration statement or post-effective amendment on the proper form relating to the Offered Securities, in a form satisfactory to the Lead Underwriter, (iii) use its reasonable best efforts to cause such registration statement or post-effective amendment to be declared effective as soon as practicable, and (iv) promptly notify the Lead Underwriter of such effectiveness. The Company will take all other action necessary or appropriate to permit the public offering and sale of the Offered Securities to continue as contemplated in the registration statement that was the subject of the Rule 401(g)(2) notice or for which the Company has otherwise become ineligible. References herein to the Registration Statement shall include such new registration statement or post-effective amendment, as the case may be.

(iii) Filing Fees. The Company has paid or shall pay the required Commission filing fees relating to the Offered Securities within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).

(d) Ineligible Issuer Status. (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Offered Securities and (ii) at the date of the Underwriting Agreement, the Company was not and is not an “ineligible issuer,” as defined in Rule 405, including (x) the Company or any other subsidiary in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 and (y) the Company in the preceding three years not having been the subject of a bankruptcy petition or insolvency or similar proceeding, not having had a registration statement be the subject of a proceeding under Section 8 of the Act and not being the subject of a proceeding under Section 8A of the Act in connection with the offering of the Securities, all as described in Rule 405.

(e) General Disclosure Package. As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time and, the preliminary prospectus supplement, dated October 20, 2009 including the base prospectus, dated October 20, 2009, (which is the most recent Statutory Prospectus distributed to investors generally), and the other information, if any, stated in Schedule B to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(b) hereof.

(f) Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Company notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company has promptly notified or will promptly notify the Representatives and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(g) Hedge and Warrant Documentation. The Company has the requisite power and authority to execute and deliver the Hedge and Warrant Documentation and to perform its obligations thereunder; and all corporate action required to be taken for the due and proper authorization, execution and delivery of the Hedge and Warrant Documentation and the consummation of the transactions contemplated thereby has been duly and validly taken. The Hedge and Warrant Documentation has been duly authorized, executed and delivered by the Company and constitutes legal, valid and binding agreements of the Company enforceable against the Company in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought, and on the Closing Date, the Hedge and Warrant Documentation will conform in all material respects to the description thereof contained in the General Disclosure Package and the Final Prospectus.

(h) Note Indenture. The Company has the requisite power and authority to execute and deliver the Note Indenture and to perform its obligations thereunder; and all corporate action required to be taken for the due and proper authorization, execution and delivery of the Note Indenture and the consummation of the transactions contemplated thereby has been duly and validly taken. The Note Indenture has been duly and validly authorized by the Company, and, when executed and delivered by the Company (assuming due authorization, execution, and delivery thereof by the Trustee), the Note Indenture will constitute a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

(i) Underlying Shares. When the Offered Securities are issued, delivered and paid for pursuant to this Agreement and the Indenture on each Closing Date, such Offered Securities will be convertible into the Underlying Shares in accordance with the terms of the Indenture; the Underlying Shares initially issuable upon conversion of such Offered Securities have been duly authorized and reserved for issuance upon such conversion, conform to the information in the General Disclosure Package and to the description of such Underlying Shares contained in the Final Prospectus; the authorized equity capitalization of the Company is as set forth in the General Disclosure Package; all outstanding shares of capital stock of the Company are, and when issued upon conversion the Underlying Shares will be, validly issued, fully paid and nonassessable; the stockholders of the Company have no preemptive rights with respect to the Offered Securities or the Underlying Shares, and none of the outstanding shares of capital stock of the Company have been issued in violation of any preemptive or similar rights of any security holder.

(j) Listing. The Underlying Shares have been approved for listing on The New York Stock Exchange, subject to notice of issuance.

(k) Documents Incorporated by Reference. The documents incorporated by reference in the General Disclosure Package and the Final Prospectus, when they were filed with the Commission, complied as to form in all material respects with the requirements of the Exchange Act and the Rules and Regulations; none of such documents, in each case when it was filed with the Commission, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and any further documents so filed and incorporated by reference in the General Disclosure Package and Final Prospectus, when such documents are filed with the Commission, will conform in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder and shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(l) Reporting. The Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and files reports with the Commission on the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system.

(m) Financial Statements. The financial statements, and the related notes thereto, included or incorporated by reference in the Registration Statement and General Disclosure Package comply in all material respects with the applicable requirements of the Act and the Exchange Act, as applicable. The audited financial statements and the related notes thereto included or incorporated by reference in the Registration Statement and General Disclosure Package present fairly the consolidated financial position of the Company, Blue Diamond Parts, LLC (“Blue Diamond”), Monaco Coach Corporation (“Monaco”) and their respective subsidiaries, as applicable, and the results of their respective operations and the changes in their respective consolidated cash flows, as of the dates and for the periods indicated, and said financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved; the unaudited consolidated financial statements and the related notes thereto included or incorporated by reference in the Registration Statement and General Disclosure Package present fairly the consolidated financial position of the Company, Blue Diamond, Monaco and their respective subsidiaries, as applicable, as of the dates and for the periods indicated and the results of their operations and the changes in their consolidated cash flows, subject to year-end audit adjustments, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and have been prepared on a basis substantially consistent with that of the audited financial statements referred to above except as otherwise stated therein; the summary and selected financial and statistical data included in the Registration Statement and General Disclosure Package present fairly the information shown therein and have been prepared and compiled on a basis consistent with the audited and unaudited financial statements of the Company, except as otherwise stated therein; the pro forma financial information and the related notes thereto included or incorporated by reference in the Registration Statement and General Disclosure Package have been prepared in accordance with the Commission’s rules and guidance with respect to pro forma financial information and the assumptions used in preparing the pro forma financial statements included in the Registration Statement and General Disclosure Package provide a reasonable basis for presenting the significant effects directly attributable to the transactions or events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma columns therein reflect the proper application of those adjustments to the corresponding historical financial statement amounts; KPMG LLP, who are reporting upon the audited consolidated financial statements of the Company and its consolidated subsidiaries (each a “Subsidiary,” and collectively, the “Subsidiaries”) and Blue Diamond, are independent public accountants as defined in the Act; and PricewaterhouseCoopers LLP, who are reporting upon the audited consolidated financial statements of the Monaco and its consolidated subsidiaries, are independent public accountants as defined in the Act

(n) No Material Adverse Change. Since the respective dates as of which information is given in the General Disclosure Package, except as disclosed therein, there has not been (A) any material change in the issued capital stock, warrants or options except pursuant to the terms of the instruments governing the same or pursuant to the exercise of such options or warrants, or the issuance of certain options of the Company or (B) any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, the management, business, financial position, stockholder’s equity or results of operations, of the Company and the Subsidiaries, taken as a whole (a “Material Adverse Change”). Since the respective dates as of which information is given in the General Disclosure Package, except as disclosed therein, (i) there have been no transactions entered into by the Company or by any of the Subsidiaries, including those entered into in the ordinary course of business, which are material to the Company and the Subsidiaries taken as a whole; and (ii) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock, except for quarterly dividends in accordance with the past practices of the Company.

(o) Good Standing of the Company and the Subsidiaries. The Company and each Subsidiary has been duly incorporated or organized under the laws of its jurisdiction of incorporation or organization; is a validly existing in good standing under the laws of its jurisdiction of incorporation or organization, with power and authority (corporate or other) to own, lease and operate its properties and conduct its business as described in the General Disclosure Package, and is duly qualified as a foreign entity for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a material adverse effect on the general affairs, business, prospects, management, financial position, stockholder’s equity or results of operations of the Company and the Subsidiaries, taken as a whole (a “Material Adverse Effect”).

(p) Capitalization. The Company has an authorized capitalization as set forth in the General Disclosure Package, and except as described in the General Disclosure Package, the Company owns, directly or indirectly, free and clear of any mortgage, pledge, security interest, lien, claim or other encumbrance or restriction on transferability or voting (other than as may be imposed by the Act and the various state securities laws), all of the outstanding capital stock of each of its Significant Subsidiaries. All of the outstanding capital stock of each subsidiary of the Company has been duly authorized and validly issued and is fully paid and non-assessable.

(q) Transaction Documents. The Company has the requisite power and authority to execute and deliver, as applicable, this Agreement, the Offered Securities, the Indenture and the Hedge and Warrant Documentation (collectively, the “Transaction Documents”) and to perform its obligations hereunder and thereunder; and all corporate action required to be taken for the due and proper authorization, execution and delivery of each of the Transaction Documents and the consummation of the transactions contemplated thereby has been duly and validly taken.

(r) Indenture. The Indenture meets the requirements for qualification under the Trust Indenture Act. The Indenture (including any Guarantee set therein) has been duly and validly authorized by the Company and, when executed and delivered by the Company (assuming due authorization, execution, and delivery thereof by the Trustee), the Indenture will constitute a legal, valid and binding agreement of the Company, enforceable against the Company, in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought; and the Offered Securities and the Indenture conform in all material respects to the descriptions thereof in the General Disclosure Package and Final Prospectus.

(s) Offered Securities. The Offered Securities, have been duly and validly authorized by the Company, for issuance and when executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and delivered to and paid for by the Underwriters in accordance with the terms hereof, will have been duly executed, authenticated, issued and delivered and will constitute legal, valid and binding obligations of the Company, entitled to the benefits provided by the Indenture and enforceable against the Company in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

(t) Authorization of Underwriting Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(u) Description of Transaction Documents. Each Transaction Document conforms in all material respects to the description thereof contained in the General Disclosure Package and Final Prospectus.

(v) Absence of Existing Defaults and Conflicts. Neither the Company nor any of the Subsidiaries (i) is in violation of its Certificate of Incorporation, By-Laws or similar organizational documents (and in the case of the Company’s Subsidiaries that are not Significant Subsidiaries only, in any material respect) or (ii) is in breach or violation of any of the terms or provisions of, or with the giving of notice or lapse of time, or both, would be in default under, any contract, indenture, mortgage, deed of trust, loan agreement, note, lease, partnership agreement, or other agreement or instrument to which the Company or any Subsidiary is a party or by which any of them may be bound or to which any of their properties or assets may be subject, except, in the case of this clause (ii), for such violations or defaults that would not reasonably be expected to have a Material Adverse Effect.

(w) Absence of Conflicts resulting from Transaction. The execution and delivery by the Company and the performance by the Company of all of the provisions of, and its obligations under, the Transaction Documents and the consummation by the Company, of the transactions herein and therein contemplated and as set forth in the General Disclosure Package, (i) have been duly authorized by all necessary corporate action on the part of the Company, (ii) do not and will not result in any violation of the Certificate of Incorporation or the By-laws of the Company, and (iii) do not and will not conflict with, or result in a breach or violation of any of the terms or provisions of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right to accelerate the maturity or require the prepayment of any indebtedness or the purchase of any capital stock under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of the Company or of any Subsidiary under, (A) any contract, indenture, mortgage, deed of trust, loan agreement, note, lease, partnership agreement or other agreement or instrument to which the Company or any such Subsidiary is a party or by which any of them may be bound or to which any of their respective properties or assets may be subject (including, without limitation, as of the Closing Date, the Convertible Note Indenture), (B) any applicable law or statute, rule or regulation (other than the securities or Blue Sky laws of the various states of the United States of America) or (C) any judgment, order or decree of any government, governmental instrumentality, agency, body or court, domestic or foreign, having jurisdiction over the Company or any such Subsidiary or any of their respective properties or assets, except, with respect to clause (iii), any violation, conflict, or breach which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(x) No Registration Rights. There are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities with the securities registered pursuant to a Registration Statement or with any securities being registered pursuant to any other registration statement filed by the Company under the Act (collectively, “registration rights”), and any person to whom the Company has granted registration rights has agreed not to exercise such rights until after the expiration of the Lock-Up Period referred to in Section 5 hereof.

(y) Litigation. Except as described in the General Disclosure Package, there is no action, suit or proceeding before or by any government, governmental instrumentality, agency, body or court, domestic or foreign, now pending or, to the best knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries that could reasonably be expected to have a Material Adverse Effect or that could have a material adverse effect on the consummation of the transactions contemplated in, or the fulfillment of the terms of, the Underwriting Agreement, the General Disclosure Package, the Indenture or the Hedge and Warrant Documentation; there is no action, suit or proceeding before or by any government, governmental instrumentality, agency, body or court, now pending, or to the best knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries that would be required to be described in the Registration Statement pursuant to Item 103 of the Regulation S-K filed pursuant to the Act that is not described in the General Disclosure Package.

(z) Sarbanes-Oxley Act. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley that are effective and the rules and regulations of the Commission that have been adopted and are effective thereunder.

(aa) Investment Company Act. The Company is not and after giving effect to the offering and sale of the Offered Securities and the application of the net proceeds therefrom, will not be an “investment company” or an entity “controlled” by an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(bb) Environmental Laws. Except as described in the General Disclosure Package, there has been no storage, generation, transportation, handling, treatment, disposal, discharge, emission or other release of any kind of toxic or other wastes or other hazardous substances by, due to or caused by, to the best knowledge of the Company, the Company and each of its Subsidiaries or any other entity (including any predecessor) for whose acts or omissions each of the Company and its Subsidiaries is or could reasonably be expected to be liable, upon any of the property now or previously owned or leased by the Company and each of its Subsidiaries, or upon any other property, in violation of any statute or any ordinance, rule, regulation, order, judgment, decree or permit or which would, under any statute or any ordinance, rule (including rule of common law), regulation, order, judgment, decree or permit, give rise to any liability, except for any violation or liability could not reasonably be expected to have, singularly or in the aggregate with all such violations and liabilities, a Material Adverse Effect; and except as described in the General Disclosure Package, there has been no disposal, discharge, emission or other release of any kind onto such property or into the environment surrounding such property of any toxic or other wastes or other hazardous substances with respect to which the Company has knowledge, except for any such disposal, discharge, emission or other release of any kind which could not reasonably be expected to have, singularly or in the aggregate with all such discharges and other releases, a Material Adverse Effect.

(cc) Possession of Licenses and Permits. The Company and each of its Subsidiaries have all licenses, franchises, permits, authorizations, approvals and orders and other concessions of and from all governmental or regulatory authorities that are necessary to own or lease their properties and conduct their businesses as described in the General Disclosure Package, except for such licenses, franchises, permits, authorizations, approvals and orders the failure to obtain which will not, individually or in the aggregate, have a Material Adverse Effect.

(dd) Compliance with Law. Except as described in the General Disclosure Package under “Risk Factors — We are involved in pending litigation and an adverse resolution of such litigation may adversely affect our business, financial condition, results of operations or cash flows” or under “Legal Proceedings” in the reports filed by the Company with the Commission on the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system and incorporated by reference in the General Disclosure Package, the Company and each of its Subsidiaries is conducting business in compliance with all applicable statutes, rules, regulations, standards, guides and orders administered or issued by any governmental or regulatory authority in the jurisdictions in which it is conducting business, except where the failure to be so in compliance would not have a Material Adverse Effect.

(ee) Title to Property. The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case, which is material to the business of the Company and its Subsidiaries, as the case may be, in each case free and clear of all liens, encumbrances and defects except such as are described in the General Disclosure Package or to the extent the failure to have such title or the existence of such liens, encumbrances or defects would not reasonably be expected to have a Material Adverse Effect.

(ff) Regulations G, T, U, X. Neither the issuance, sale and delivery of the Offered Securities nor the application of the proceeds thereof by the Company as described in the General Disclosure Package will violate Regulation G, T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

(gg) Absence of Further Requirements. No authorization, approval, consent, order, registration, qualification or license of, or filing with, any government, governmental instrumentality, agency, body or court, domestic or foreign or third party (other than as have been or will be prior to the Closing Date obtained under the securities or Blue Sky laws of the various states of the United States of America), is required for the valid authorization, issuance, sale and delivery of the Offered Securities, the issuance of the Guarantee, or the performance by the Company, of all of its obligations under this Agreement, the Indenture, the Offered Securities or the Hedge and Warrant Documentation, or the consummation by the Company, of the transactions contemplated by this Agreement, the Indenture, Hedge and Warrant Documentation or the General Disclosure Package, except where the failure to obtain such authorization, approval, consent, order, registration, qualification or license or to make any such filing would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the consummation of the transactions contemplated in, or the fulfillment of the terms of, this Agreement, the Indenture, Hedge and Warrant Documentation or the General Disclosure Package.

(hh) Disclosure Controls. Except as described in the General Disclosure Package under “Risk Factors — We may fail to properly identify and correct material weaknesses or comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002” and under “Controls and Procedures” in the reports filed by the Company with the Commission on the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system and incorporated by reference in the General Disclosure Package, the Company maintains and will maintain disclosure controls and procedures (as defined as Rule 13a-15 of the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported in accordance with the Exchange Act and the rules and regulations thereunder. The Company has carried out and will carry out evaluations, under the supervision and with the participation of the Company’s management, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures in accordance with Rule 13a-15 of the Exchange Act.

(ii) Accounting Controls. Except as disclosed in the General Disclosure Package, the Company maintains a system of internal controls, including, but not limited to, internal controls over accounting matters and financial reporting, an internal audit function, and legal and regulatory compliance controls (collectively, “Internal Controls”), that comply with the Securities Laws and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Internal Controls are, or, upon consummation of the offering of the Offered Securities will be, overseen by the Audit Committee (the “Audit Committee”) of the Board in accordance with Exchange Rules. Except as disclosed in the General Disclosure Package, the Company has not publicly disclosed or reported to the Audit Committee or the Board, and within the next 90 days the Company does not reasonably expect to publicly disclose or report to its Audit Committee or Board, material weakness, material change in Internal Controls (except in connection with the remediation of material weaknesses disclosed in the General Disclosure Package) or fraud involving management or other employees who have a significant role in Internal Controls (each, an “Internal Control Event”), any material violation of, or material failure to comply with, the Securities Laws, or any other matter which, if determined adversely, would have a Material Adverse Effect.

(jj) Absence of Accounting Issues. Except as set forth in the General Disclosure Package, the Audit Committee is not reviewing or investigating, and neither the Company’s independent auditors nor its internal auditors have recommended that such Audit Committee review or investigate, (i) adding to, deleting, changing the application of, or changing the disclosure of the Company, with respect to, any of the material accounting policies of the Company, (ii) any matter which could result in a restatement of the financial statements of the Company, for any annual or interim period during the current or prior three fiscal years, or (iii) any Internal Control Event.

(kk) Money Laundering, OFAC and FCPA. The Company and its subsidiaries, and to the Company’s knowledge, its affiliates and any of their respective officers, directors, supervisors, managers, agents, or employees, has not violated, through its participation in the offering will not violate, and it has instituted and maintains policies and procedures designed to ensure continued compliance with each of the following laws: (a) anti-bribery laws, including but not limited to, any applicable law, rule, or regulation of any locality, including but not limited to any law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, including the U.S. Foreign Corrupt Practices Act of 1977 or any other law, Rule or regulation of similar purpose and scope, (b) anti-money laundering laws, including but not limited to, applicable federal, state, international, foreign or other laws, regulations or government guidance regarding anti-money laundering, including, without limitation, Title 18 U.S. Code Section 1956 and 1957, the Patriot

Act, the Bank Secrecy Act, and international anti-money laundering principals or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, all as amended, and any Executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder or (c) laws and regulations imposing U.S. economic sanctions measures, including, but not limited to, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the United Nations Participation Act, and the Syria Accountability and Lebanese Sovereignty Act, all as amended, and any Executive Order, directive, or regulation pursuant to the authority of any of the foregoing, including the regulations of the United States Treasury Department set forth under 31 CFR, Subtitle B, Chapter V, as amended, or any orders or licenses issued thereunder.

(ll) Ratings. No “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) (i) has imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) on the Company’s retaining any rating assigned to the Company or any securities of the Company or (ii) has indicated to the Company that it is considering any of the actions described in Section 7(c)(ii) hereof.

(mm) Solvency. On and immediately after the Closing Date, the Company (after giving effect to the issuance of the Offered Securities and the other transactions related thereto as described in the General Disclosure Package) will be Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (i) the present fair market value (or present fair saleable value) of the assets of such person is not less than the total amount required to pay the liabilities of such person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (ii) such person is able to realize upon its material assets and pay its material debts and other material liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (iii) assuming consummation of the issuance of the Offered Securities as contemplated by this Agreement and the General Disclosure Package, such person is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature; (iv) such person is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such person is engaged; and (v) such person is not a defendant in any civil action that would result in a material judgment that such person is or would become unable to satisfy.

(nn) Compliance with ERISA. (i) Except as set forth in the General Disclosure Package or as would not reasonably be expected to have a Material Adverse Effect, (i) each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for which the Company or any member of its “Controlled Group” (defined as any organization which is (x) a member of a controlled group of corporations or (y) a trade or business that is under common control within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) would have any liability (each, a “Plan”) has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan excluding transactions effected pursuant to a statutory or administrative exemption; (iii) neither the Company nor any member of the Controlled Group has failed to make any required contribution to any Plan that is subject to Title IV of ERISA when due under Section 412 and 430 of the Code and Sections 303 and 304 of ERISA, the conditions for imposition of a lien under Section 430(k) of the Code and Section 303(k) of ERISA have not been met with respect to any Plan and no determination that a Plan is in “at risk” status (within the meaning of Section 430(i) of the Code and Section 303(i) of ERISA has been made); (iv) no “reportable event” (within the meaning of Section 4043(c) of ERISA or the regulations thereunder for which the reporting requirements have not been waived) has occurred or is reasonably expected to occur (for which the reporting requirements are not reasonably expected to be waived); and (v) neither the Company nor any member of the Controlled Group has incurred, nor, reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the PBGC, in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA).

(oo) Absence of Labor Dispute. No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent that could have a Material Adverse Effect.

(pp) Possession of Intellectual Property. The Company and its subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, would individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

(qq) Taxes. The Company and its Subsidiaries have paid all federal, state, local and foreign taxes and filed all tax returns required to be paid or filed through the date hereof; and except as otherwise disclosed in the General Disclosure Package, there is no material tax deficiency that has been, or could reasonably be expected to be, asserted against the Company or any of its Subsidiaries or any of their respective properties or assets.

(rr) Insurance. The Company and its Significant Subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are adequate to protect the Company and its Significant Subsidiaries and their respective businesses; and neither the Company nor any of its Significant Subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other material expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

(ss) No Finder’s Fee. Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.

(tt) Absence of Manipulation. The Company has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities.

(uu) Statistical and Market-Related Data. Any third-party statistical and market-related data included or incorporated by reference in a Registration Statement, a Statutory Prospectus or the General Disclosure Package are based on or derived from sources that the Company believes to be reliable and accurate.

3. Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company agrees to sell to the several Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at a purchase price of 97.00% of the principal amount thereof plus accrued interest from October 28, 2009 to the First Closing Date (as hereinafter defined), the respective principal amounts of Firm Securities set forth opposite the names of the Underwriters in Schedule A hereto.

The Company will deliver the Firm Securities to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives against payment of the purchase price by the Underwriters in Federal (same day) funds by wire transfer to an account at a bank acceptable to the

Representatives drawn to the order of the Company at the office of Shearman & Sterling LLP , at 10:00 A.M., New York time, on October 28, 2009, or at such other time not later than seven full business days thereafter as the Representatives and the Company determine, such time being herein referred to as the “First Closing Date”. For purposes of Rule 15c6-1 under the Securities Exchange Act of 1934, the First Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Offered Securities sold pursuant to the offering. The Firm Securities so to be delivered or evidence of their issuance will be made available for checking at the above office of Shearman & Sterling LLP at least 24 hours prior to the First Closing Date.

In addition, upon written notice from the Representatives given to the Company from time to time not more than 13 days subsequent to the First Closing Date, the Underwriters may purchase all or less than all of the Optional Securities at the purchase price per principal amount of Securities (including any accrued interest thereon to the related Optional Closing Date) to be paid for the Firm Securities. The Company agrees to sell to the Underwriters the principal amount of Optional Securities specified in such notice and the Underwriters agree, severally and not jointly, to purchase such Optional Securities. Such Optional Securities shall be purchased for the account of each Underwriter in the same proportion as the principal amount of Firm Securities set forth opposite such Underwriter’s name bears to the total principal amount of Firm Securities (subject to adjustment by the Representatives to eliminate fractions) and may be purchased by the Underwriters only for the purpose of covering over-allotments made in connection with the sale of all of the Firm Securities. No Optional Securities shall be sold or delivered unless the Firm Securities previously have been, or simultaneously are, sold and delivered. The right to purchase the Optional Securities or any portion thereof may be exercised from time to time during the period described in the first sentence of this paragraph and to the extent not previously exercised may be surrendered and terminated at any time upon notice by the Representatives to the Company.

Each time for the delivery of and payment for the Optional Securities, being herein referred to as an “Optional Closing Date”, which may be the First Closing Date (the First Closing Date and each Optional Closing Date, if any, being sometimes referred to as a “Closing Date”), shall be determined by the Representatives but shall be not later than five full business days after written notice of election to purchase Optional Securities is given. The Company will deliver the Optional Securities being purchased on each Optional Closing Date to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives against payment of the purchase price therefor in Federal (same day) funds by wire transfer to an account at a bank acceptable to the Representatives drawn to the order of the Company, at the office of Shearman & Sterling LLP. The Optional Securities being purchased on each Optional Closing Date or evidence of their issuance will be made available for checking at the office of Shearman & Sterling LLP at a reasonable time in advance of such Optional Closing Date.

4. Offering by Underwriters. It is understood that the several Underwriters propose to offer the Offered Securities for sale to the public as set forth in the Final Prospectus.

5. Certain Agreements of the Company. The Company agrees with the several Underwriters that:

(a) Filing of Prospectuses. The Company has filed or will file each Statutory Prospectus (including the Final Prospectus) pursuant to and in accordance with Rule 424(b)(2) (or, if applicable and consented to by the Representatives, subparagraph (5)) not later than the second business day following the earlier of the date it is first used or the execution and delivery of this Agreement. The Company has complied and will comply with Rule 433.

(b) Filing of Amendments; Response to Commission Requests. The Company will promptly advise the Representatives of any proposal to amend or supplement the Registration Statement or any Statutory Prospectus at any time and will offer the Representatives a reasonable opportunity to comment on any such amendment or supplement; and the Company will also advise the Representatives promptly of (i) the filing of any such amendment or supplement, (ii) any request by the Commission or its staff for any amendment to the Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose, and (iv) the receipt by the Company of any notification with respect to the suspension of the qualification of the Offered Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Company will use its best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(c) Continued Compliance with Securities Laws. If, at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, the Company will promptly notify the Representatives of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representatives, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither the Representatives’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.

(d) Rule 158. As soon as practicable, but not later than 16 months, after the date of this Agreement, the Company will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the date of this Agreement and satisfying the provisions of Section 11(a) of the Act and Rule 158.

(e) Furnishing of Prospectuses. The Company will furnish to the Representatives copies of the Registration Statement, including all exhibits, any Statutory Prospectus, the Final Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Representatives reasonably request. The Company will pay the expenses of printing and distributing to the Underwriters all such documents.

(f) Blue Sky Qualifications. The Company will arrange for the qualification of the Offered Securities for sale and the determination of their eligibility for investment under the laws of such jurisdictions as the Representatives designate and will continue such qualifications in effect so long as required for the distribution.

(g) Reporting Requirements. During the period of five years hereafter, the Company will furnish to the Representatives and, upon request, to each of the other Underwriters, as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and the Company will furnish to the Representatives (i) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to stockholders, and (ii) from time to time, such other information concerning the Company as the Representatives may reasonably request. However, so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and files reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), it is not required to furnish such reports or statements to the Underwriters.

(h) Payment of Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, the Indenture and the Hedge and Warrant Documentation, including but not limited to (i) the fees and expenses of the Trustee and its professional advisers; (ii) all expenses in connection with the execution, issue, authentication, packaging and initial delivery of the Offered Securities, the preparation and printing of this Agreement, the Offered Securities, the Indenture, the Hedge and Warrant Documentation, any preliminary prospectus, any other documents comprising any part of the General Disclosure Package, the Final Prospectus, all amendments and supplements thereto, and any other document relating to the issuance, offer, sale and delivery of the Offered Securities; (iii) the cost of any advertising approved by the Company in connection with the issue of the Offered Securities; (iv) any filing fees and other expenses (including fees and disbursements of counsel to the Underwriters) incurred in connection with qualification of the Offered Securities for sale under the laws of such jurisdictions as the Representatives designate and the preparation and printing of memoranda relating thereto, (v) any fees charged by investment rating agencies for the rating of the Offered Securities, (vi) costs and expenses related to the review by the Financial Industry Regulatory Authority of the Offered Securities (including filing fees and the fees and expenses of counsel for the Underwriters relating to such review), (vii) costs and expenses relating to investor presentations or any “road show” in connection with the offering and sale of the Offered Securities including, without limitation, any travel expenses of the Company’s officers and employees and any other expenses of the Company including the chartering of airplanes (other than costs incurred by employees of the Representatives), (viii) fees and expenses incident to listing the Offered Securities on the New York Stock Exchange, (ix) fees and expenses in connection with the registration of the Offered Securities under the Exchange Act, and (x) expenses incurred in distributing preliminary prospectuses, any other documents comprising any part of the General Disclosure Package and the Final Prospectus (including any amendments and supplements thereto) to the Underwriters and for expenses incurred for preparing, printing and distributing any Issuer Free Writing Prospectuses to investors or prospective investors.

(i) Use of Proceeds. The Company will use the net proceeds received in connection with this offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package and, except as disclosed in the General Disclosure Package, the Company does not intend to use any of the proceeds from the sale of the Offered Securities hereunder to repay any outstanding debt owed to any affiliate of any Underwriter.

(j) Absence of Manipulation. The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Offered Securities.

(k) Restriction on Sale of Securities. For a period of 90 days after the date of the Final Prospectus, the Company will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file a registration statement under the Act relating to any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of or establish or increase a put equivalent position or liquidate or decrease a call equivalent position in the Common Stock or any security convertible into or exercisable or exchangeable for Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, without the prior written consent of the Representatives, other than (A) the Offered Securities to be sold hereunder, (B) any shares of Common Stock of the Company issued upon the exercise of options, or the vesting of stock units, outstanding as of the date hereof and granted under any stock-based compensation plans of the Company, (C) restricted shares of Common Stock, options to purchase shares of Common Stock and stock units with respect to shares of Common Stock, in each case, granted in the ordinary course under any stock-based compensation plans of the Company outstanding as of the date hereof and (D) the convertible note hedge and warrant transactions described in the Hedge and Warrant Documentation. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (2) prior to the expiration of the 90-day restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions imposed by this Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. The Company will provide the Representatives with notice of any announcement described in clause (2) of the preceding sentence that gives rise to an extension of the restrictions imposed by this provision.

(l) Underlying Shares. The Company will reserve and keep available at all times, free of pre-emptive rights, shares of Common Stock for the purpose of enabling the Company to satisfy all obligations to issue the Underlying Shares upon conversion of the Offered Securities. The Company will use all reasonable best efforts to cause the Underlying Shares and the shares of Common Stock initially issuable upon exercise of the warrants under the Hedge and Warrant Documentation (the “Warrant Securities”) to be listed on the New York Stock Exchange.

6. Free Writing Prospectuses. The Company represents and agrees that, unless it obtains the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Representatives, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.

(a) Term Sheets. The Company will prepare a final term sheet relating to the Offered Securities, containing only information that describes the final terms of the Offered Securities and otherwise in a form consented to by the Representatives, and will file such final term sheet within the period required by Rule 433(d)(5)(ii) following the date such final terms have been established for all classes of the offering of the Offered Securities. Any such final term sheet is an Issuer Free Writing Prospectus and a Permitted Free Writing Prospectus for purposes of this Agreement. The Company also consents to the use by any Underwriter of a free writing prospectus that contains only (i)(x) information describing the preliminary terms of the Offered Securities or their offering or (y) information that describes the final terms of the Offered Securities or their offering and that is included in the final term sheet of the Company contemplated in the first sentence of this subsection or (ii) other information that is not “issuer information,” as defined in Rule 433, it being understood that any such free writing prospectus referred to in clause (i) or (ii) above shall not be an Issuer Free Writing Prospectus for purposes of this Agreement.

7. Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Firm Securities on the First Closing Date and the Optional Securities to be purchased on each Optional Closing Date will be subject to the accuracy of the representations and warranties of the Company herein (as though made on such Closing Date), to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

(a) Accountants’ Comfort Letters. The Representatives shall have received letters, dated, respectively, the date hereof and each Closing Date, from each of KPMG LLP and PricewaterhouseCoopers LLP confirming that they are a registered public accounting firm and independent public accountants within the meaning of the Securities Laws and containing statements and information of the type ordinarily included in accountants’ comfort letters (except that, in any letter dated a Closing Date, the specified date referred to in Schedule C hereto shall be a date no more than three days prior to such Closing Date).

(b) Filing of Prospectus. The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) hereof. No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or any Underwriter, shall be contemplated by the Commission.

(c) No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole which, in the judgment of the Representatives, is material and adverse and makes it impractical or inadvisable to market the Offered Securities; (ii) any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g)), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company has been placed on negative outlook; (iii) any change in the United States or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representatives, impractical to market or to enforce contracts for the sale of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum or maximum prices for trading on such exchange; (v) or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York or authorities; (vii) any major disruption of settlements of securities, payment, or clearance services in the United States or any other country where such securities are listed or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it in the judgment of the Representatives impractical or inadvisable to market the Offered Securities or to enforce contracts for the sale of the Offered Securities.

(d) Opinion of Counsel for Company. The Representatives shall have received an opinion, dated the Closing Date, of Kirkland & Ellis LLP, counsel for the Company, to the effect set forth in Annex A to the Underwriting Agreement.

(e) Opinion of General Counsel for the Company. The Representatives shall have received an opinion, dated the Closing Date, of Steven K. Covey, as General Counsel for the Company, to the effect set forth in Annex B to the Underwriting Agreement.

(f) Opinion of Counsel for Underwriters. The Representatives shall have received from Shearman & Sterling LLP, counsel for the Underwriters, such opinion or opinions, dated such Closing Date, with respect to such matters as the Representatives may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(g) Officer’s Certificate. The Representatives shall have received a certificate, dated such Closing Date, of an executive officer of the Company and a principal financial or accounting officer of the Company in which such officers shall confirm that such officer has carefully reviewed the General Disclosure Package and Final Prospectus and state that, to the best knowledge of such officer: the representations and warranties of the Company in this Agreement are true and correct; the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date; no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge and after reasonable investigation, are contemplated by the Commission; and, subsequent to the respective dates of the most recent financial statements in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole except as set forth in the General Disclosure Package or as described in such certificate.

(h) Lock-Up Agreements. On or prior to the date hereof, the Company shall have furnished to the Representatives an agreement in the form of Annex C hereto from each officer and director of the Company, and such agreement shall be in full force and effect on the Closing Date and any Optional Closing Date.

(i) Exchange Listing. An application for the listing of the Underlying Shares and the Warrant Securities shall have been submitted to the Exchange.

(j) Hedge and Warrant Documentation. Each of the Hedge and Warrant Documentation shall have been entered into by the Company and each counterparty thereto and the premiums or any other amounts due thereunder shall have been paid.

The Company will furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents as the Representatives reasonably request. The Representatives may in their sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder, whether in respect of an Optional Closing Date or otherwise.

8. Indemnification and Contribution. b. Indemnification of Underwriters. The Company will indemnify and hold harmless each Underwriter, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (b) below.

(a) Indemnification of Company. Each Underwriter will severally and not jointly indemnify and hold harmless the Company, each of its directors and each of its officers who signs a Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Underwriter Indemnified Party”), against any losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus, or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the thirteenth full paragraph under the caption “Underwriting”, in respect of stabilizing and other transactions and the third sentence of the ninth full paragraph under the caption “Underwriting,” in respect of market making by the Underwriters.

(b) Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above , notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. If any such proceeding shall be brought or asserted against an indemnified party and it shall have notified the indemnifying party thereof, the indemnifying party shall retain counsel reasonably satisfactory to the indemnified party (who shall not, without the consent of the indemnified party, be counsel to the indemnifying party) to represent the indemnified party in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding, as incurred. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the contrary; (ii) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to the indemnified party; (iii) the indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the indemnifying party; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interest between them. It is understood and agreed that the indemnifying party shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all indemnified parties, and that all such fees and expenses shall be paid or reimbursed as they are incurred. Any such separate firm for any Indemnified Party shall be designated in writing by the Representatives and any such separate firm for the Purchaser Indemnified Party shall be designated in writing by the Company. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify each indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested that an indemnifying party reimburse the indemnified party for fees and expenses of counsel as contemplated by this paragraph, the indemnifying party shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the indemnifying party of such request and (ii) the indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified party.

(c) Contribution. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total discounts, fees and commissions received by such Underwriters exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint. The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d).

(d) Non-Exclusive Remedies. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified person at law or in equity.

9. Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder on either the First or any Optional Closing Date and the aggregate principal amount of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total principal amount of Offered Securities that the Underwriters are obligated to purchase on such Closing Date, the Representatives may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by such Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase on such Closing Date. If any Underwriter or Underwriters so default and the aggregate principal amount of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of Offered Securities that the Underwriters are obligated to purchase on such Closing Date and arrangements satisfactory to the Representatives and the Company for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 10 (provided that if such default occurs with respect to Optional Securities after the First Closing Date, this Agreement will not terminate as to the Firm Securities or any Optional Securities purchased prior to such termination). As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

10. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If this Agreement is terminated pursuant to Section 9 or if for any reason the purchase of the Offered Securities by the Underwriters is not consummated, the Company shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 5 and the respective obligations of the Company and the Purchasers pursuant to Section 8 shall remain in effect. If the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 hereof, the Company will reimburse the Underwriters for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities, and the respective obligations of the Company and the Underwriters pursuant to Section 8 hereof shall remain in effect. In addition, if any Offered Securities have been purchased hereunder, the representations and warranties in Section 2 and all obligations under Section 5 shall also remain in effect.

11. Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or telegraphed and confirmed to the Representatives c/o J.P. Morgan Securities Inc., 383 Madison Avenue, New York, New York 10179, and Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, N.Y. 10010-3629, Attention: LCD-IBD or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at Navistar International Corporation, 4201 Winfield Road, P.O. Box 1488, Warrenville, Illinois, 60555, (fax: 312-836-2305); Attention: Treasurer; provided, however, that any notice to an Underwriter pursuant to Section 8 will be mailed, delivered or telegraphed and confirmed to such Underwriter.

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder.

13. Representation of Underwriters. The Representatives will act for the several Underwriters in connection with this financing, and any action under this Agreement taken by the Representatives will be binding upon all the Underwriters.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

15. Absence of Fiduciary Relationship. The Company acknowledges and agrees that:

(a) No Other Relationship. The Representatives have been retained solely to act as underwriters in connection with the sale of Offered Securities and that no fiduciary, advisory or agency relationship between the Company and the Representatives has been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether the Representatives have advised or is advising the Company on other matters;

(b) Arms’ Length Negotiations. The price of the Offered Securities set forth in this Agreement was established by the Company following discussions and arms-length negotiations with the Representatives and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) Absence of Obligation to Disclose. The Company has been advised that the Representatives and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that the Representatives have no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(d) Waiver. The Company waives, to the fullest extent permitted by law, any claims it may have against the Representatives for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Representatives shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

16. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Company irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

If the foregoing is in accordance with the Representatives’ understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Underwriters in accordance with its terms.

Very truly yours,

NAVISTAR INTERNATIONAL CORPORATION

By:	/s/ Andrew J. Cederoth
	Name:	Andrew J. Cederoth
	Title:	Executive Vice President and CFO

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

J.P. MORGAN SECURITIES INC.

By:	/s/ Jeffrey Zajkowski
	Name:	Jeffrey Zajkowski
	Title:	Managing Director

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ William Brenton
	Name:	William Brenton
	Title:	Director

Acting on behalf of themselves and as the Representatives of the several Underwriters

SCHEDULE A

Underwriter	Principal Amount of Offered Securities
J.P. Morgan Securities Inc.	$104,761,905
Credit Suisse Securities (USA) LLC	104,761,905
Banc of America Securities LLC	104,761,905
Citigroup Global Markets Inc.	104,761,905
Deutsche Bank Securities Inc.	52,380,952
Goldman, Sachs & Co.	39,285,714
RBC Capital Markets Corporation	13,095,238
Scotia Capital (USA) Inc.	13,095,238
UBS Securities LLC	13,095,238

Total	$550,000,000

Schedule A-1

SCHEDULE B

1.	General Use Free Writing Prospectuses (included in the General Disclosure Package)

“General Use Issuer Free Writing Prospectus” includes each of the following documents:

1.	Press release, dated October 20, 2009

2.	Press release, dated October 22, 2009

3.	Final term sheet, dated October 22, 2009, a copy of which is attached hereto.

2.	Other Information Included in the General Disclosure Package

The following information is also included in the General Disclosure Package:

None

Schedule B-1

Pricing Term Sheet

October 22, 2009

Navistar International Corporation

Offering of

$550,000,000 principal amount of

3.00% Senior Subordinated Convertible Notes due 2014

(the “Convertible Notes Offering”)

The information in this pricing term sheet relates only to the Convertible Notes Offering and should be read together with (i) the preliminary prospectus supplement dated October 20, 2009 relating to the Convertible Notes Offering, including the documents incorporated by reference therein, and (ii) the related base prospectus dated October 20, 2009, each as filed with the Securities and Exchange Commission, or SEC.

Issuer:	Navistar International Corporation, a Delaware Corporation (the “Issuer”).

Ticker / Exchange for Common Stock:	NAV / The New York Stock Exchange (“NYSE”).

Trade Date:	October 22, 2009.

Settlement Date:	October 28, 2009.

Notes:	3.00% Senior Subordinated Convertible Notes due 2014 (the “Notes”).

Aggregate Principal Amount Offered:	$550,000,000 principal amount of Notes (or a total of $625,000,000 principal amount of Notes if the underwriters’ over-allotment option to purchase up to $75,000,000 principal amount of additional Notes is exercised in full).

Public Offering Price:	$1,000 per Note/ $550 million total.

Maturity:	The Notes will mature on October 15, 2014 unless earlier converted or repurchased at the holder’s option upon a fundamental change.

Interest Rate:	3.00% per year.

Interest Payment Dates:	Interest will accrue from the Settlement Date and will be payable semiannually in arrears on April 15 and October 15 of each year, beginning on April 15, 2010, to holders of record as of the close of business on the immediately prior April 1 or October 1, as the case may be.

Reference Price:	$37.24 per share of the Issuer’s common stock, the last sale of the Issuer’s common stock on October 22, 2009.

Conversion Premium:	35.00% above the Reference Price.

Initial Conversion Price:	Approximately $50.27 per share of the Issuer’s common stock.

Initial Conversion Rate:	19.8910 shares of the Issuer’s common stock per $1,000 principal amount of the Notes.

Conversion Trigger Price:	Approximately $65.36, which is 130% of the Initial Conversion Price.

Use of Proceeds:	The net proceeds from the Convertible Notes Offering, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by the Issuer, are estimated to be approximately $532.5 million (or approximately $605.25 million if the underwriters exercise in full their over-allotment option). The net proceeds from the concurrent senior notes offering are estimated to be approximately $982 million, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by the Issuer. The Issuer expects to use a portion of the net proceeds from the Convertible Notes Offering and the concurrent senior notes offering to repay all amounts outstanding under the Credit Facilities, together with any accrued and unpaid interest thereon, and approximately $19 million to cash collateralize certain outstanding letters of credit. The remaining proceeds from these offerings will be used for general corporate purposes, including to fund capital expenditures and strategic initiatives.

If the underwriters exercise their over-allotment option to purchase additional Notes, the Issuer may sell additional warrants and use a portion of the net proceeds from the sale of additional Notes and from the sale of additional warrants to enter into additional convertible note hedge transactions. See “—Convertible Note Hedge and Warrant Transactions” below.

Commissions and Discounts:	The underwriters have advised the Issuer that they propose to initially offer the Notes at a price of 100% of the principal amount of the Notes, plus accrued interest from the Settlement Date, if any, and to dealers at that price less a concession not in excess of 1.8% of the principal amount of the Notes, plus accrued interest from the Settlement Date, if any.

The following table shows the Public Offering Price, underwriting discounts and commissions and proceeds to the Issuer, before estimated offering expenses payable by the Issuer. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per note	Without option	With option
Public offering price	$1,000.00	$550,000,000	$625,000,000
Underwriting discount	$30.00	$16,500,000	$18,750,000
Proceeds, before expenses, to the Issuer	$970.00	$533,500,000	$606,250,000

Joint Book-Running Managers:	J.P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Goldman, Sachs & Co.

Co-Managers:	RBC Capital Markets Corporation, Scotia Capital (USA) Inc. and UBS Securities LLC

CUSIP Number:	63934E AL2

Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change:	The following table sets forth the number of additional shares of the Issuer’s common stock by which the conversion rate shall be increased for certain conversions in connection with a make-whole fundamental change based on the stock price and effective date for such make-whole fundamental change:

Stock Price	$37.24	$47.50	$55.00	$62.50	$70.00	$77.50	$85.00	$92.50
Effective Date
October 28, 2009	6.9618	4.4878	3.3760	2.6198	2.0845	1.6926	1.3976	1.1702
October 15, 2010	6.9618	4.4178	3.2390	2.4545	1.9115	1.5230	1.2368	1.0208
October 15, 2011	6.9618	4.2245	2.9793	2.1760	1.6385	1.2669	1.0026	0.8095
October 15, 2012	6.9618	3.8516	2.5371	1.7319	1.2239	0.8944	0.6745	0.5238
October 15, 2013	6.9618	3.1080	1.7334	0.9858	0.5800	0.3583	0.2356	0.1659
October 15, 2014	6.9618	1.1616	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

Stock Price	$100.00	$107.50	$115.00	$122.50	$130.00	$137.50	$145.00
Effective Date
October 28, 2009	0.9913	0.8479	0.7312	0.6350	0.5545	0.4866	0.4287
October 15, 2010	0.8541	0.7229	0.6178	0.5323	0.4618	0.4029	0.3531
October 15, 2011	0.6651	0.5546	0.4683	0.3996	0.3440	0.2983	0.2602
October 15, 2012	0.4176	0.3406	0.2832	0.2394	0.2049	0.1773	0.1546
October 15, 2013	0.1248	0.0993	0.0824	0.0705	0.0615	0.0543	0.0483
October 15, 2014	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case

•

if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•

if the stock price is greater than $145.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate; or

•

if the stock price is less than $37.24 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate exceed 26.8528 shares per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion rate adjustments” in the preliminary prospectus supplement for the Convertible Notes Offering.

Convertible Note Hedge and Warrant Transactions:	In connection with the offering of the Notes, the Issuer has entered into convertible note hedge transactions with one or more affiliates of the underwriters (the “hedge counterparties”). The convertible note hedge transactions cover, subject to adjustments substantially identical to those applicable to the Notes, the number of shares (other than any additional shares as described under “—Adjustment to Shares Delivered upon Conversion Upon a Make-Whole Fundamental Change” above) of the Issuer’s common stock underlying the Notes. Concurrently with entering into the convertible note hedge transactions, the Issuer has entered into separate warrant transactions with the hedge counterparties whereby the Issuer has agreed to sell to the hedge counterparties warrants to purchase, subject to customary anti-dilution adjustments, up to the same number of shares of the Issuer’s common stock. The exercise price of the warrant transactions (approximately $60.14 per share) represents a premium of 61.5% over the closing price of Navistar’s common stock on the New York Stock Exchange on October 22, 2009. The Issuer will use approximately $36,410,000 of its existing cash to pay the cost of the convertible note hedge transactions (after the cost of such transactions is partially offset by the proceeds from the sale of the warrants). If the underwriters exercise their over-allotment option to purchase additional Notes, the Issuer may sell additional warrants and use a portion of the proceeds from the sale of the additional Notes and from the sale of additional warrants to enter into additional convertible note hedge transactions.

The Issuer has filed a registration statement (including an accompanying prospectus) dated October 20, 2009 and a preliminary prospectus supplement dated October 20, 2009 with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the prospectus and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, copies may be obtained from J.P. Morgan Securities Inc., National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, (718) 242-8002 and Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10171, (1-800-221-1037).

This communication should be read in conjunction with the registration statement dated October 20, 2009, the accompanying prospectus and the preliminary prospectus supplement dated October 20, 2009. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent inconsistent with the information in the preliminary prospectus supplement and the accompanying prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.